As filed with the Securities and Exchange Commission on February 25, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

COMMUNITY CAPITAL BANCSHARES, INC.
(Exact name of Registrant as specified in its charter)

Georgia	58-2413468
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

P.O. Drawer 71269, Albany, Georgia 31708

(Address of principal executive offices and zip code)

COMMUNITY CAPITAL BANCSHARES, INC. 1998 STOCK INCENTIVE PLAN,

COMMUNITY CAPITAL BANCSHARES, INC.
2000 OUTSIDE DIRECTORS’ STOCK OPTION PLAN,

COMMUNITY CAPITAL BANCSHARES, INC.
NON-QUALIFIED STOCK OPTION AGREEMENT WITH CHARLES JONES,

COMMUNITY CAPITAL BANCSHARES, INC.
NON-QUALIFIED STOCK OPTION AGREEMENT WITH RICHARD BISHOP

AND

COMMUNITY CAPITAL BANCSHARES, INC.
RESTATED EMPLOYEE STOCK PURCHASE PLAN

(Full Title of the Plans)

John H. Monk, Jr.
2815 Meredyth Drive
Albany, Georgia  31707

(Name and address of agent for service)

(229) 446-2265

(Telephone number, including area code, of agent for service)

Copy to:

Lyn G. Schroeder, Esq.
Powell Goldstein LLP
1201 West Peachtree Street, N.W.
Fourteenth Floor
Atlanta, Georgia  30309

Deregistration of Unsold Securities.

This Post-Effective Amendment No. 2 to Form S-8 Registration Statement is being filed in order to deregister all securities remaining unsold under that certain Registration Statement on Form S-8 (File No. 333-97287), which was filed with the Securities and Exchange Commission on July 29, 2002 and amended (File No. 333-105601) on May 28, 2003 (the “Registration Statement”) by Community Capital Bancshares, Inc. (the “Company”), regarding an aggregate of 380,002 shares of the Company’s common stock reserved for issuance under the following plans and agreements:

•	Community Capital Bancshares, Inc. 1998 Stock Incentive Plan;
•	Community Capital Bancshares, Inc. 2000 Outside Directors’ Stock Option Plan;
•	Community Capital Bancshares, Inc. Non-Qualified Stock Option Agreement with Charles Jones;
•	Community Capital Bancshares, Inc. Non-Qualified Stock Option Agreement with Richard Bishop; and
•	Community Capital Bancshares, Inc. Restated Employee Stock Purchase Plan

As of December 31, 2007, the Company had fewer than 300 shareholders of record.  As a result, immediately after the filing of this Post-Effective Amendment No. 2 to Form S-8, the Company will file a Form 15 to deregister its common stock under Sections 12(g) and 15(d) of the Securities Exchange Act of 1934.  On February 11, 2008, the Company filed a Form 25 to deregister its common stock under Section 12(b) of the Securities Exchange Act of 1934.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albany, State of Georgia, on this 21st day of February, 2008.

COMMUNITY CAPITAL BANCSHARES, INC.

By:	/s/ John H. Monk, Jr.
John H. Monk, Jr.
President and CEO

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears on the signature page to this Registration Statement constitutes and appoints John H. Monk, Jr. his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits hereto, and other documents in connection herewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Director
Bennett D. Cotten, Jr.

/s/ Glenn A. Dowling	Director	February 21, 2008
Glenn A. Dowling

/s/ Mary Helen Dykes	Director	February 21, 2008
Mary Helen Dykes

/s/ Charles M. Jones	Chairman of the Board	February 21, 2008
Charles M. Jones

Director
C. Richard Langley

/s/ William F. McAfee	Director	February 21, 2008
William F. McAfee

/s/ John H. Monk, Jr.	President and Chief Executive Officer*	February 21, 2008
John H. Monk, Jr.	and Director

/s/ Mark M. Shoemaker	Director	February 21, 2008
Mark M. Shoemaker

Director
Jane Anne Sullivan

/s/ John P. Ventulett, Jr.	Director	February 21, 2008
John P. Ventulett, Jr.

Director
Lawrence B. Willson

Director
James D. Woods

/s/ David J. Baranko	Chief Financial Officer**	February 21, 2008
David J. Baranko

* Principal executive officer
** Principal financial and accounting officer